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                                                               EXHIBIT (e)(21)



                    TERMINATION AGREEMENT AND MUTUAL RELEASE


        This TERMINATION AGREEMENT AND MUTUAL RELEASE dated as of March 12, 2002 (this "Agreement") is made and entered into by and among Synopsys, Inc., a Delaware corporation ("Parent"), Oak Merger Corporation, a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Parent, and IKOS Systems, Inc., a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are collectively referred to herein as the "Parties" and each individually as a "Party." Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).


                                    RECITALS

        WHEREAS the Parties entered into an Agreement and Plan of Merger and Reorganization dated as of July 2, 2001 (as amended, the "Merger Agreement") pursuant to which, subject to the terms and conditions stated therein, Merger Sub was to merge with and into the Company and the Company was to continue as the surviving corporation and a wholly-owned subsidiary of Parent;

        WHEREAS contemporaneously with the execution of the Merger Agreement, Parent, Company and certain stockholders or employees of the Company entered into Company Voting Agreements (the "Voting Agreements");

        WHEREAS on December 7, 2001 Fresno Corporation ("Fresno"), a wholly-owned subsidiary of Mentor Graphics Corporation ("Mentor"), commenced a cash tender offer to acquire all of the outstanding shares of the Company's common stock for $11.00 cash per share (the "Mentor Tender Offer");

        WHEREAS on January 16, 2002 as part of the Mentor Tender Offer, Mentor delivered to the Company a proposed Agreement and Plan of Merger and Reorganization by and among Mentor, Fresno and the Company providing, among other things, that Mentor would amend the Mentor Tender Offer to eliminate the "Termination Fee Condition" and that the Company and Mentor promptly take such actions as required to cause the dismissal with prejudice of the lawsuits (the "Deal Related Litigation") currently pending before the Delaware Court of Chancery and the United States District Court for the District of Delaware relating to the Merger Agreement and the Mentor Tender Offer (the "Mentor Proposal"); and

        WHEREAS, the Board of Directors of the Company has determined that the Mentor Proposal constitutes a Superior Proposal and the Company desires to terminate the Merger Agreement under Section 8.1(g) of the Merger Agreement upon the terms and conditions of this Agreement and Parent agrees to accept such termination upon the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


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        1. Termination of Merger Agreement. The Parties agree that this
Agreement shall constitute notice of termination under Section 8.1(g) of the Merger Agreement. Upon the execution and delivery of this Agreement, the Company shall pay to Parent the sum of five million five hundred thousand dollars ($5,500,000) by irrevocable wire transfer of immediately available funds to the account identified on Schedule A. Effective and contingent upon such payment, the Merger Agreement shall be terminated and the effects of termination shall be as set forth in Section 8.2 (other than Section 8.2(b)) of the Merger Agreement.

        2. Termination of Voting Agreements. The Parties agree and acknowledge that the Voting Agreements shall terminate by their terms upon termination of the Merger Agreement.

        3. Releases.

        (a) By Parent and Merger Sub. Subject (as a condition subsequent) to the dismissal with prejudice of the Deal Related Litigation, each of Parent and Merger Sub, and each of their respective successors and assigns, shall forever release and discharge the Company and each of its respective successors and assigns (together with any present and former officers, directors, and other agents, representatives and advisors including any investment bankers, attorneys or accountants) (the "Company Releasees") from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys' fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent and whether or not concealed or hidden (collectively, "Claims") relating to or arising out of (i) any action or failure to act or any misstatement or omission, in each case prior to the execution and delivery of this Agreement by the Parties, in actual or alleged violation of the Merger Agreement or the Voting Agreements or in actual or alleged breach of any duty or obligation in connection therewith or (ii) the termination of the Merger Agreement; provided, however, that nothing herein shall prevent or limit the enforcement of rights and obligations (x) under the Merger Agreement which by the terms of the Merger Agreement survive the termination of the Merger Agreement or (y) under this Agreement; and provided further that nothing herein shall be construed to release any of the Company Releasees from any Claim for breach of any provision of the Confidentiality Agreement which is intended to survive following an acquisition of the Company by a third party or any of the provisions of the Merger Agreement (other than Section 8.2(b)) which by the terms of Section 8.2 of the Merger Agreement survive termination of the Merger Agreement.

        (b) By the Company. The Company, and each of its respective successors and assigns, hereby forever releases and discharges Parent and Merger Sub and each of their respective successors and assigns (together with any present and former officers, directors, and other agents, representatives and advisors including any investment bankers, attorneys or accountants) (the "Parent Releasees") from any Claims relating to or arising out of (i) any action or failure to act or any misstatement or omission, in each case prior to the execution and delivery of this Agreement by the Parties, in actual or alleged violation of the Merger Agreement or the Voting Agreements or in actual or alleged breach of any duty or obligation in connection therewith or (ii) the termination of the Merger Agreement or the payment of the termination fee in accordance with this Agreement and Sections 8.1(g) and 8.3 of the Merger Agreement; provided, however, that nothing herein shall prevent or limit the enforcement of rights and obligations (x) under the Merger Agreement which


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by the terms of the Merger Agreement survive the termination of the Merger
Agreement or (y) under this Agreement; and provided further that nothing herein shall be construed to release any of the Parent Releasees from any Claim for breach of any provision of the Confidentiality Agreement which is intended to survive following an acquisition of the Company by a third party or any of the provisions of the Merger Agreement (other than Section 8.2(b)) which by the terms of Section 8.2 of the Merger Agreement survive termination of the Merger Agreement.

        (c) Waiver of Other Claims. Each of the Parties acknowledges that there is a possibility that subsequent to the execution of this Agreement, they will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by them at that time may have materially affected their decision to execute this Agreement. Each of the Parties acknowledges and agrees that by reason of this Agreement, and the release contained in the preceding paragraphs, they are assuming any risk of such unknown facts and such unknown and unsuspected claims. Each of the Parties have been advised of the existence of Section 1542 of the California Civil Code, which provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding such provisions, the releases contained in this Agreement shall constitute a full release in accordance with its terms. Each of the Parties knowingly and voluntarily WAIVE the provisions of Section 1542, as well as any other statute, law, or rule of similar effect, and acknowledge and agree that this waiver is an essential and material term of this release and the settlement which leads to it, and without such waiver the settlement would not have been accepted. This waiver includes, but is not limited to, a waiver of the right to a claim of fraudulent inducement to enter into this Agreement as to such unknown facts and such unknown and unsuspected claims, except that it shall not include misrepresentations as to the representations and warranties contained within this Agreement. Each of the Parties hereby represent that they have been advised by their legal counsel, and that they understand and acknowledge the significance and consequence of this release and of this specific waiver of
Section 1542 and other such laws of other jurisdictions.

        4. Cooperation. The Parties shall cooperate with each other to promptly prepare and file all necessary documentation to withdraw the joint proxy statement/prospectus filed by the Parties with the SEC in connection with the Merger Agreement.

        5. Representations of the Parent and Merger Sub. Parent and Merger Sub, each represent that: (a) it is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (c) its execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action; and (d) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.


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        6. Representations of the Company. The Company hereby represents that
(a) it is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (c) its execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action; (d) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement, enforceable against it in accordance with its terms; and (e) execution and delivery of this Agreement and compliance with the terms hereof (including payment of the amount set forth in Section 1 hereof) do not and will not breach the terms of any agreement to which the Company is a party.

        7. Amendment. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Parties.

        8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9. Entire Agreement; Assignment; Parties in Interest. This Agreement (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof;
(ii) shall not be assigned by any Party, whether by operation of law or otherwise; and (iii) is not intended to, and shall not be construed as, conferring upon any person other than the Parties any rights or remedies.

        10.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        11.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.


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        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this
Termination Agreement and Mutual Release to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.



                                       SYNOPSYS, INC.



                                       By: /s/ STEVEN K. SHEVICK
                                           _____________________________________
                                           Name: _______________________________
                                           Title:_______________________________


                                       IKOS SYSTEMS, INC.



                                       By: /s/ RAMON A. NUNEZ
                                           _____________________________________
                                           Name: RAMON A. NUNEZ
                                                 _______________________________
                                           Title: CEO
                                                 _______________________________


                                       OAK MERGER CORPORATION



                                       By: /s/ STEVEN K. SHEVICK
                                           _____________________________________
                                           Name: _______________________________
                                           Title:_______________________________



           SIGNATURE PAGE TO TERMINATION AGREEMENT AND MUTUAL RELEASE